Exhibit 10.2

EXECUTION VERSION

BANK OF MONTREAL	CITIZENS BANK, N.A.	HSBC BANK CANADA	CANADIAN IMPERIAL BANK OF COMMERCE
100 King Street West 4th Floor Toronto, ON M5X 1H3	28 State Street Boston, MA 02109	70 York St. Toronto, ON M5J 1S9	161 Bay Street Toronto, ON M5J 2S8

BMO CAPITAL MARKETS CORP.

3 Times Square

New York, NY 10036

CONFIDENTIAL

July 26, 2017

Mitel Networks Corporation

Mitel US Holdings, Inc.

350 Legget Drive

Kanata, Ontario K2K 2W7

Attention: Steve Spooner, Chief Financial Officer

Re: $300 Million Incremental Term Loan Facility

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 9, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Mitel US Holdings, Inc., a Delaware corporation, as the U.S. Borrower (the “U.S. Borrower”), Mitel Networks Corporation, a corporation organized under the laws of Canada (“Parent” or the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers” or “you”, and each individually, a “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”) and Citizens Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Except as expressly provided herein, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

You have advised Bank of Montreal (“BMO”) and BMO Capital Markets Corp. (“BMOCMC”; together with BMO, collectively, the “BMO Parties”), Citizens Bank, N.A. (“Citizens Bank”), HSBC Bank Canada (“HSBC”), Canadian Imperial Bank of Commerce (“CIBC”, together with the BMO Parties, Citizens Bank and CIBC, collectively, the “Commitment Parties” or “us”) that the U.S. Borrower intends to acquire (the “Acquisition”) certain capital stock of ShoreTel, Inc. (the “Acquired Company”) pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Mitel US Holdings, Inc., Shelby Acquisition Corporation, ShoreTel, Inc. and Mitel Networks Corporation. You have further advised us that you seek an amendment (the “Amendment”) to the Credit Agreement to (a) establish an Incremental Term Loan to be structured as a “term B” loan in an aggregate principal amount of up to $300 million pursuant to Section 5.15 of the Credit Agreement (the “Incremental Facility”), the proceeds of which may be used to (i) consummate the Acquisition, (ii) repay outstanding Revolving Credit Loans and (iii) pay fees and expenses incurred in connection with the Transactions (as defined below) and (b) make certain other amendments to the Credit Agreement, all as more fully described in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet”). The Incremental Facility, the Acquisition, the Amendment and the other transactions contemplated hereby are hereinafter referred to collectively as the “Transactions”.

Mitel Networks Corporation

Mitel US Holdings, Inc.

July 26, 2017

COMMITMENT

Based upon and subject to the foregoing and subject to the terms and conditions set forth in this Commitment Letter (together with the Term Sheet and the Conditions Annex attached hereto as Annex B, the “Commitment Letter”), (a) BMO (individually or together with one or more of its affiliates) is pleased to confirm its several, but not joint, commitment (the “BMO Commitment”) to provide up to $85,000,000 of the Incremental Facility to the Borrowers, (b) Citizens Bank (individually or together with one or more of its affiliates) is pleased to confirm its several, but not joint, commitment (the “Citizens Bank Commitment”) to provide up to $85,000,000 of the Incremental Facility to the Borrowers, (c) HSBC (individually or together with one or more of its affiliates) is pleased to confirm its several, but not joint, commitment (the “HSBC Commitment”) to provide up to $85,000,000 of the Incremental Facility to the Borrowers, (d) CIBC (individually or together with one or more of its affiliates) (together with BMO, Citizens Bank, HSBC, the “Committed Lenders,” and together with the additional banks, financial institutions and other entities committing to the Incremental Facility, collectively, the “Incremental Lenders”) is pleased to confirm its several, but not joint, commitment (the “CIBC Commitment” and together with the BMO Commitment, the Citizens Bank Commitment and the HSBC Commitment, collectively, the “Commitments”) to provide up to $45,000,000 of the Incremental Facility to the Borrowers and (e) each of the Committed Lenders hereby agrees to consent to the Amendment on the terms set forth in the Term Sheet attached hereto. The Commitments of the Commitment Parties hereunder will be reduced on a dollar-for-dollar basis by the amount of any corresponding commitments received through syndication from the other Incremental Lenders.

Subject to the provisions of the Syndication section below, you shall have the right, at any time until ten business days after the date of this Commitment Letter to obtain commitments from additional banks, financial institutions and other entities (the “Additional Commitment Parties”) to assume the rights and obligations of the applicable Commitment Parties’ Commitments hereunder on a ratable basis in respect of up to 20% of the commitments under the Incremental Facility pursuant to joinder documentation reasonably acceptable to the Lead Arrangers; provided that no such Additional Commitment Party shall receive the benefit of more favorable economics than those allocated to any of the Commitment Parties hereunder. The applicable Commitment Parties’ commitments (and any commitment held by any and all lenders to which applicable Commitment Parties’ assign a portion of their respective commitments in accordance with the terms hereof prior to the execution of such documentation other than to Additional Commitment Parties) shall be reduced pro rata by the aggregate amount of commitments held by the applicable Additional Commitment Parties.

Effective upon your agreement to and acceptance of this Commitment Letter and continuing until the earlier of (x) the date the Lead Arrangers have achieved a Successful Syndication (as defined in the Fee Letter) and (y) 60 days after the closing date of the Incremental Facility (the “Amendment Closing Date”), the Borrowers will not, nor will they permit any subsidiary of any Borrower to, solicit, initiate, entertain or permit, or enter into any discussions with any other bank, investment bank, financial institution, person or entity in respect of any structuring, arranging, underwriting, offering, placing, or syndicating of all or any portion of the Incremental Facility unless agreed to in writing by the Lead Arrangers, or any other debt financing similar to or in competition with, or as a replacement of, all or any portion of the Incremental Facility.

Mitel Networks Corporation

Mitel US Holdings, Inc.

July 26, 2017

CONDITIONS TO COMMITMENT

The Commitments hereunder and the obligation of each Commitment Party to provide the services described herein are subject only to satisfaction of the following conditions precedent: (a) your written acceptance and compliance with the terms and conditions of a letter from the Commitment Parties to you (as amended or otherwise modified and in effect from time to time, the “Fee Letter”) pursuant to which you agree to pay, or cause to be paid, to each Commitment Party, for its account and, if applicable, for the account of the Lenders, certain fees and expenses and to fulfill certain other obligations in connection with the Incremental Facility as more particularly set forth therein and (b)the satisfaction of the conditions set forth in the Conditions Annex.

SYNDICATION

It is agreed that Citizens Bank will continue to act as Administrative Agent for the Lenders and BMOCMC will act as left lead arranger and joint book runner (in such capacity, the “Left Lead Arranger”) of the syndication effort for the Incremental Facility and will have “left” placement on and will appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Incremental Facility and will perform the roles and responsibilities conventionally understood to be associated with such “left” placement. It is agreed that each of Citizens Bank, HSBC and CIBC will act as a joint lead arranger and joint bookrunner (together with the Left Lead Arranger, in such capacity, the “Lead Arrangers”). In connection with such syndication effort, the Lead Arrangers, in consultation with you, will manage and control all aspects of the syndication, including, without limitation, making decisions as to the selection and number of institutions to be approached and when such institutions will be approached, when commitments will be accepted, which institutions will participate, the allocations of commitments among syndicate Lenders and the amount and distribution of fees payable to syndicate Lenders. The Lead Arrangers shall have the right, in consultation with you, to award titles to other co-agents or arrangers who are Lenders that provide (or whose affiliates provide) commitments in respect of the Incremental Facility; provided, that no other agent, co-agent or arranger other than the Lead Arrangers will have rights in respect of the management of the syndication of the Incremental Facility.

Each of the Commitment Parties reserves the right, subject to the terms set forth above, prior to or after the execution of the Amendment, and as part of any syndication thereof or otherwise, to arrange for the assignment of all or a portion of the Commitments to one or more financial institutions that will become Incremental Lenders and be party to the Credit Agreement; provided that, but subject to the ability to retain Additional Commitment Parties, (i) no Lead Arranger shall be relieved, released or novated from its obligations hereunder (including, subject to the satisfaction of the conditions set forth herein), its obligation to fund the Incremental Facility on the Amendment Closing Date, (ii) no assignment or novation by any Lead Arranger shall become effective as between you and such Lead Arranger with respect to all or any portion of any Lead Arranger’s commitments in respect of the Incremental Facility until funding of the Incremental Faculty, and (iii) unless you otherwise agree in writing, each Lead Arranger shall retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Incremental Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Amendment Closing Date has occurred. In addition, in connection with any such syndication, you acknowledge that the Lead Arrangers may allocate a portion of the fees payable under the Fee Letter to such other Lenders, including any Incremental Lender. It is agreed, however, that no Lender, including any Incremental Lender, will receive compensation from or on behalf of you or the Acquired Company outside the terms contained herein and in the Term Sheet and the Fee Letter in order to provide its commitment to participate in the Incremental Facility.

Mitel Networks Corporation

Mitel US Holdings, Inc.

July 26, 2017

You understand that the Lead Arrangers intend to commence the syndication efforts immediately, and the Lead Arrangers reserve the right to conduct syndication both before and after the Amendment Closing Date. Until the earlier of (x) the date the Lead Arrangers have achieved a Successful Syndication and (y) 60 days after the Amendment Closing Date, you agree to (and agree to use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to) actively assist the Lead Arrangers in completing a timely and orderly syndication of the Incremental Facility that is mutually satisfactory to the Lead Arrangers and you. Such assistance shall include, but not be limited to, (a) direct contact during the syndication between senior management and representatives of Borrowers and using your commercially reasonable efforts to arrange for direct contact during the syndication between senior management and representatives of the Acquired Company, on the one hand, and the prospective Incremental Lenders, on the other hand, in all such cases at times mutually agreed upon, (b) assistance in the preparation of a confidential information memoranda for the Incremental Facility and other marketing materials to be used in connection with the syndication thereof, (c) the hosting, with the Lead Arrangers, of one or more meetings of prospective Incremental Lenders at times and locations mutually agreed upon and (d) using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of the Borrowers. Each Lead Arranger reserves the right to engage the services of its affiliates in furnishing the services to be performed by such Lead Arranger as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to them in such manner as they and their affiliates may agree in their sole discretion. You agree that each Lead Arranger may, subject to the “Confidentiality” section of this Commitment Letter, share with its affiliates and advisors any information related to the Borrowers or any of their respective subsidiaries or affiliates and the Incremental Facility or any other matter contemplated hereby, on a confidential basis.

OTHER SERVICES

Nothing contained herein shall limit or preclude any Commitment Party or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of the Borrowers or any of their affiliates, or any other party that may have interests different than or adverse to such parties.

You acknowledge that each Commitment Party and its affiliates (the “Lead Arranger Parties”) may be providing debt financing, equity capital or other services to other companies with which you, the Acquired Company or your or their affiliates may have interests that conflict regarding the Transactions and otherwise, that the Lead Arranger Parties may act, without violating their contractual obligations to you, as they deem appropriate with respect to such other companies, and that the Lead Arranger Parties have no obligation in connection with the Transactions to use, or to furnish to the Borrowers or their subsidiaries, confidential information obtained from other companies or entities. You further acknowledge and agree that in connection with all aspects of the Transactions and this Commitment Letter, (a) you and your affiliates, on the one hand, and any Commitment Party, on the other hand, have an arm’s length business relationship, (b) that no Commitment Party has any fiduciary obligation to you and (c) that no Commitment Party has been or will be acting as an agent or fiduciary of, or for or on behalf of, you or any of your affiliates. The provisions of this paragraph shall survive closing of the Incremental Facility and any termination of this Commitment Letter.

Mitel Networks Corporation

Mitel US Holdings, Inc.

July 26, 2017

INFORMATION

You hereby represent and warrant that (a) all written information, (other than the Projections (as defined below), forward looking information and information of a general economic or industry specific nature) which has been or is hereafter made available to the Administrative Agent, the Lead Arrangers or the Lenders by you, your subsidiaries or affiliates or any of your or their respective representatives in connection with the Transactions (“Information”), when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto) and (b) all financial projections and other forward looking information concerning you and your subsidiaries and the Acquired Company that have been or are hereafter made available to the Administrative Agent, the Lead Arrangers, or the Incremental Lenders by you, your subsidiaries or affiliates or any of your or their respective representatives in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Administrative Agent, the Lead Arrangers or the Lenders, as applicable, it being understood by the Administrative Agent, the Lead Arrangers and the Lenders that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree to furnish the Administrative Agent and the Lead Arrangers with such customary Information and Projections as the Administrative Agent and the Lead Arrangers may reasonably request that is available to you and to supplement the Information and the Projections from time to time until the Amendment Closing Date and, if we so request, until the earlier of (x) the date the Lead Arrangers have achieved a Successful Syndication and (y) 60 days after the Amendment Closing Date so that the representation and warranty in the preceding sentence is correct in all material respects on such date (including, without limitation, updating the Projections to the extent you become aware that such Projections have become materially inaccurate or have been prepared based upon assumptions that you believe are no longer reasonable). In arranging and syndicating the Incremental Facility, the Lead Arrangers will be using and relying on the Information and the Projections without independent verification thereof.

Mitel Networks Corporation

Mitel US Holdings, Inc.

July 26, 2017

Upon the Administrative Agent’s or the Lead Arrangers’ request, you will (a) provide, and cause your affiliates and advisors to provide (and use commercially reasonable efforts to cause the Acquired Company to provide), all information reasonably requested to assist the Administrative Agent, the Lead Arrangers and each Incremental Lender in their evaluation of the Transactions, (b) provide to the Administrative Agent and the Lead Arrangers and cause your affiliates and advisors to, and use commercially reasonable efforts to the extent practical, appropriate and reasonable, to cause the Acquired Company to, provide such customary Information, Projections, and other marketing materials and presentations (collectively, the “Informational Materials”) as the Administrative Agent and the Lead Arrangers may reasonably request and that is available to you and assist in the preparation of such materials for use in connection with marketing and presentation of the Incremental Facility, (c) designate Informational Materials (i) that are either available to the public or not material with respect to you, the Acquired Company or any of their respective securities for purposes of United States federal, state and foreign securities laws as “Public Information” and (ii) that are not Public Information as “Private Information,”, (d) clearly and conspicuously mark Informational Materials designated as Public Information as “PUBLIC” and (e) review the Informational Materials, which the Administrative Agent and the Lead Arrangers shall make available to you, and confirm or designate to the Administrative Agent, the Lead Arrangers and any Incremental Lender, Informational Material as Public Information or Private Information. You agree (whether or not any Informational Materials are marked “PUBLIC”) that Informational Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain Private Information. If requested, you will (i) assist us in preparing an additional version of the Informational Materials not containing Private Information to be distributed to prospective Public Lenders and (ii) provide us with a customary authorization letter permitting us to share the Informational Materials to prospective Public Lenders in accordance with this Commitment Letter and certifying that such authorization letter does not contain Private Information.

You hereby authorize and agree, on behalf of yourself and your affiliates, that the Administrative Agent and the Lead Arrangers, may make available the Informational Materials to the potential Lenders in accordance with their standard loan syndication practices (whether transmitted electronically by posting on IntraLinks®, Syndtrak®, website, e-mail or by other comparable electronic means (collectively, the “Electronic Means”) or made available orally or in writing, including at prospective Lender meetings). Potential Incremental Lenders, who identify themselves as “public lenders” for the purpose of compliance with securities laws, may choose not to receive Private Information and potential Incremental Lenders who determine that they are permitted for purpose of compliance with securities laws to receive Private Information, and who have identified themselves as such, may access Private Information.

EXPENSES

You agree to (a) pay or reimburse each Commitment Party and its affiliates, from time to time on demand, for all of their reasonable out-of-pocket expenses (including, without limitation, due diligence expenses, communication costs and all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau (the “CUSIP Bureau”)) incurred in connection with the Transactions, and (b) pay the reasonable and documented fees and expenses of counsel to the Commitment Parties, in each case whether or not the Incremental Facility are closed or any credit is extended thereunder. The provisions of this paragraph shall survive closing of the Incremental Facility and any termination of this Commitment Letter.

Mitel Networks Corporation

Mitel US Holdings, Inc.

July 26, 2017

INDEMNIFICATION

You agree to indemnify and hold harmless each Commitment Party and its affiliates, directors, officers, employees, agents, advisors and representatives (collectively, the “Indemnified Parties”) from and against any and all actions, suits, losses, claims, damages, liabilities and expenses of any kind or nature, joint or several, to which such Indemnified Parties may become subject, related to or arising out of or in connection with any matter contemplated by this Commitment Letter, the Fee Letter or any of the Transactions, including, without limitation, the execution of definitive credit documentation, the syndication and closing of the Incremental Facility, or the use or contemplated use of proceeds of the Incremental Facility, and will reimburse the Indemnified Parties for all reasonable out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel, which shall be limited to one U.S. counsel and one Canadian counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnified Persons and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Party who have informed you of such conflict and thereafter retains such additional counsel) on demand as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim related to any matter subject to this indemnification or any action or proceeding arising therefrom; provided, however, that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence, bad faith or willful misconduct. You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors for any special, indirect, consequential or punitive, damages arising out of, related to or in connection with this Commitment Letter, the Fee Letter, the Incremental Facility or the transactions contemplated hereby. Neither this Commitment Letter nor the Fee Letter is intended to confer any obligations to or benefits upon any third party. The provisions of this paragraph shall survive closing of the Incremental Facility and any termination of this Commitment Letter.

CONFIDENTIALITY

Except as required by law or legal process (in which case, you shall promptly notify us, in advance, to the extent lawfully permitted to do so), neither you nor any of your affiliates is authorized to show or circulate this Commitment Letter, the Fee Letter or the Term Sheet, or disclose the contents hereof or thereof, to any other person or entity, other than to your affiliates, directors, officers, legal counsel and financial advisors, whether in connection with the Incremental Facility or otherwise; provided that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (i) and (v) below and only if redacted in a manner reasonably satisfactory to the Administrative Agent and the Lead Arrangers) (i) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Incremental Facility, (ii) to any rating agencies, (iii) to potential debt providers in coordination with us to obtain commitments to the Incremental Facility from such potential debt providers, (iv) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder and (v) to parties to the Merger Agreement and their advisors, and (y) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Incremental Facility or to the extent customary or required in any public or regulatory filing relating to the Transactions; provided, further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Amendment Closing Date. The provisions of this paragraph shall survive closing of the Incremental Facility and any termination of this Commitment Letter.

Mitel Networks Corporation

Mitel US Holdings, Inc.

July 26, 2017

Each Commitment Party shall use all non-public information received by it and its affiliates in connection with this Commitment Letter and the Transactions solely for the purposes of negotiating, evaluating and consulting on the Transactions and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, the Commitment Parties may disclose any such information (i) to any Incremental Lenders or participants or prospective Incremental Lenders or participants, (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, the Commitment Parties shall, to the extent permitted by law, inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or their affiliates (in which case the Commitment Parties shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory or other regulatory or self-regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (iv) to the affiliates, employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Parties who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Parties in breach of this Commitment Letter, (vi) for purposes of establishing a “due diligence” defense or to enforce their respective rights under the Commitment Letter or under the Fee Letter, (vii) to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications and (viii) to the extent necessary, in connection with obtaining ratings from S&P and Moody’s or a published CUSIP from the CUSIP Bureau. You also consent to the publication by the Commitment Parties of customary advertising material using the name or logo of you or any of your subsidiaries.

Mitel Networks Corporation

Mitel US Holdings, Inc.

July 26, 2017

The Commitment Parties shall have the right to review and approve (with such approval not to be unreasonably withheld or delayed and subject to disclosure requirements binding upon you under applicable law, rules or regulations, including stock exchange rules) any public announcement or public filing made by you or your representatives after the date hereof relating to the Incremental Facility or to the Commitment Parties in connection therewith, before any such announcement or filing is made.

The Commitment Parties hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow the Commitment Parties and the other Lenders to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties and each Lender.

GOVERNING LAW AND MISCELLANEOUS PROVISION

This Commitment Letter (including the Term Sheet attached hereto) and the Fee Letter (a) shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law, (b) constitutes the entire agreement between the parties relating to the subject matter hereof and thereof and supersedes any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof, (c) shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, subject to the proviso in the Syndication section above, but shall not be assigned in whole or in part by you without the prior written consent of the Commitment Parties, (d) may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto, (e) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits on, or create any rights in favor of, any other person or entity and (f) may be executed and delivered in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart hereto by facsimile or electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The provisions of this paragraph shall survive closing of the Incremental Facility and any termination of this Commitment Letter.

VENUE AND SUBMISSION TO JURISDICTION

The parties hereto consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Transactions, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters; provided, that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

Mitel Networks Corporation

Mitel US Holdings, Inc.

July 26, 2017

WAIVER OF JURY TRIAL

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE TRANSACTIONS AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

ACCEPTANCE AND EXPIRATION OF COMMITMENT

This Commitment Letter shall terminate at 5:00 p.m. (Eastern Time) on July 27, 2017, unless this Commitment Letter and Fee Letter are accepted by you in writing prior to such time, whereupon the Commitment Letter and Fee Letter shall become binding agreements. In the event that, (x) the Amendment Closing Date does not occur on or before the date that is 5 Business Days after the date which is 120 days from the date of the Commitment Letter, (y) the Merger Agreement is validly terminated in accordance with its terms prior to consummation of the Acquisition or (z) there is a material breach of this Commitment Letter or the Fee Letter by you, then this Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate.

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If you are in agreement with the foregoing, please sign this Commitment Letter and return it to the Commitment Parties, together with an executed copy of the Fee Letter.

Sincerely,

BMO CAPITAL MARKETS CORP., as a Commitment Party and Left Lead Arranger

By:	/s/ Bryan Rolfe
Name:	Bryan Rolfe
Title:	Managing Director

BANK OF MONTREAL, as a Commitment Party

By:	/s/ Jeff Cowan
Name:	Jeff Cowan
Title:	Vice President

CITIZENS BANK, N.A., as a Commitment Party, as Administrative Agent and Lead Arranger

By:	/s/ Sudip Dhingra
Name:	Sudip Dhingra
Title:	Director

By:	/s/ John Sidarous
Name:	John Sidarous
Title:	Managing Director

HSBC BANK CANADA, as a Commitment Party and Lead Arranger

By:	/s/ My Le
Name:	My Le
Title:	Director, Global Banking

By:	/s/ Shu Wai Chu
Name:	Shu Wai Chu
Title:	Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, as a Commitment Party and Lead Arranger

By:	/s/ Stephen Redding
Name:	Stephen Redding
Title:	Managing Director

By:	/s/ Brad Kay
Name:	Brad Kay
Title:	Authorized Signatory

Agreed to and accepted as of

the date first above written:

MITEL NETWORKS CORPORATION

By:	/s/ Steven Spooner
Name:	Steven Spooner
Title:	Chief Financial Officer

MITEL US HOLDINGS, INC.

By:	/s/ Colin McAnuff
Name:	Colin McAnuff
Title:	Treasurer

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement or the Commitment Letter, as the context shall require.

Incremental Loans:

Section 5.15 of the Credit Agreement will be amended to provide that (a) the aggregate principal amount of all Incremental Loan Commitments permitted pursuant to the Credit Agreement shall be increased from $150,000,000 to up to $400,000,000, $300,000,000 of which shall be used to consummate the Acquisition and the balance thereof shall only be used in connection with the Incremental Facility on the Amendment Closing Date as described in Use of Proceeds below and (b) Section 5.15(a) of the Credit Agreement shall be amended to include the Incremental Facility.

Consolidated EBITDA:

Clauses (vi) and (xii) of the definition of Consolidated EBITDA in Section 1.1 of the Credit Agreement shall be amended and restated in their entirety to read as follows:

(vi)    (I)(A) non-recurring cash charges and (B) cash charges related to headcount reductions (including associated severance), operational improvements or efficiencies, and similar restructuring and integration initiatives, in an aggregate amount not to exceed during any period of four consecutive fiscal quarters, 10% of Consolidated EBITDA for such period (as calculated before giving effect to any addbacks pursuant to this clause (vi)(I) for the applicable period); (II) non-recurring cash charges related to Project Athena (to be defined in the Amendment) for the next five fiscal quarters following the First Amendment Effective Date (to be defined in the Amendment) in an aggregate amount not to exceed $30,000,000 during any four fiscal quarter period and (III)(A) non-recurring non-cash charges and (B) non-cash charges related to headcount reductions (including associated severance), operational improvements or efficiencies, and similar restructuring and integration initiatives;

(xii)    (I) cost savings, synergies and operating expense reductions (in each case, net of actual amounts realized), in each case, that are reasonably expected by the Borrowers in good faith as of any date of determination to be realized within twenty-four (24) months of the action giving rise to such cost savings, synergy or operating expense reduction, net of the amount of actual benefits realized from such actions (irrespective of whether any such action has been taken as of the date of determination); provided that, such cost savings, synergies and operating expense reductions (A) are reasonably identifiable and factually supportable, and (B) do not exceed during any period of four consecutive fiscal quarters, 15% of Consolidated EBITDA for such period (as calculated before giving effect to any addbacks pursuant to this clause (xii)(I) for the applicable period); provided further that, notwithstanding anything herein to the contrary, the aggregate amount of all addbacks pursuant to clauses (vi)(I) and (xii)(I) of this definition shall not exceed during any period of four consecutive fiscal quarters 20% of Consolidated EBITDA for such period (as calculated before giving effect to any addbacks pursuant to clauses (vi)(I) and (xii)(I) of this definition for the applicable period) and (II) such cost savings, synergies and operating expense reductions related to Project Shelby (to be defined in the Amendment) for the next eight fiscal quarters following the First Amendment Effective Date in an aggregate amount not to exceed $25,000,000, in each case, that are reasonably expected by the Borrowers in good faith as of any date of determination to be realized within twenty-four (24) months of the action giving rise to such cost savings, synergy or operating expense reduction, net of the amount of actual benefits realized from such actions (irrespective of whether any such action has been taken as of the date of determination); provided that, such cost savings, synergies and operating expense reductions are reasonably identifiable and factually supportable; minus

Permitted Acquisitions:	The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement shall be amended to permit the Project Shelby acquisition.
Use of Proceeds:

Sections 7.12 and 8.15 of the Credit Agreement will be revised to provide that the proceeds of the Incremental Facility may be used solely to (a) finance a portion of the Acquisition, (b) repay the outstanding Revolving Credit Loans and (c) pay fees and expenses incurred in connection with the Transactions.

Financial Covenants:	The grid in Section 9.15(a) of the Credit Agreement shall apply to the Revolving Credit Loan and the Initial Term Loans only and will be amended and restated in its entirety to read as follows:

Period	Maximum Ratio
Closing Date through June 30, 2017	3.50 to 1.00
July 1, 2017 through June 30, 2018	4.25 to 1.00
July 1, 2018 through September 30, 2018	3.75 to 1.00
October 1, 2018 through December 31, 2018	3.50 to 1.00
January 1, 2019 and thereafter	3.25 to 1.00

Applicable Margin for Initial Term Loans and Revolving Credit Loans:	The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement will be revised such that the grid applicable to the Initial Term Loans and the Revolving Credit Loans will be amended and restated in its entirety to read as follows:

Pricing Level	Consolidated Total Net Leverage Ratio	Commitment Fee	LIBOR Rate Loan	Base Rate Loan
I	Less than 1.25 to 1.00	0.25%	1.75%	0.75%
II	Greater than or equal to 1.25 to 1.00, but less than 1.75 to 1.00	0.25%	2.00%	1.00%
III	Greater than or equal to 1.75 to 1.00, but less than 2.25 to 1.00	0.30%	2.25%	1.25%
IV	Greater than or equal to 2.25 to 1.00, but less than 2.75 to 1.00	0.35%	2.50%	1.50%
V	Greater than or equal to 2.75 to 1.00, but less than 3.25 to 1.00	0.35%	3.00%	2.00%
VI	Greater than or equal to 3.25 to 1.00	0.40%	3.25%	2.25%

The Applicable Margin with respect to the Initial Term Loans and the Revolving Credit Loans shall be based on “Pricing Level VI” set forth above until the first Calculation Date occurring after the first full fiscal quarter following the First Amendment Effective Date and, thereafter the pricing level shall be determined by reference to the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrowers preceding the applicable Calculation Date.

Solely in connection with the Incremental Facility, the Applicable Margin in respect of the Initial Term Loans shall not increase pursuant to Section 5.15(a)(ii)(F)(1)(y) of the Credit Agreement.

Interest Rate for Incremental Facility

The interest rate per annum applicable to the Incremental Facility shall be (a) if the Borrowers’ corporate/corporate family ratings by S&P and Moody’s (the “Corporate Ratings”) are B2 or better and B or better, respectively (in each case with a stable or better outlook), (i) in the case of LIBOR Rate Loans, the LIBOR Rate plus 4.25% and (ii) in the case of Base Rate Loans, the Base Rate plus 3.25% and (b) if the Corporate Ratings are not as set forth in clause (a) (including by reason of the absence of a Corporate Rating from either Moody’s or S&P), (i) in the case of LIBOR Rate Loans, the LIBOR Rate plus 5.00% and (ii) in the case of Base Rate Loans, the Base Rate plus 4.00%.

Maturity:	The final maturity of the Incremental Facility will occur on the date that is six years after the First Amendment Effective Date (the “Incremental Maturity Date”).
LIBOR Floor:	Solely with respect to the Incremental Facility, in no event shall LIBOR be less than 1.00%.
Amortization:	The Incremental Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Incremental Facility, with the remainder due on the Incremental Maturity Date.
Financial Covenants with respect to the Incremental Facility:

None.

The Incremental Lenders shall not have voting rights with respect to amendments or waivers of the financial covenants to the extent such covenants are not then applicable to the Incremental Facility but shall otherwise be included in the determination of Required Lenders.

Mandatory Prepayments:

The Incremental Facility shall be required to be prepaid with (a) 50% of Excess Cash Flow (to be defined in the Amendment) of the Borrowers and their Subsidiaries for each Fiscal Year of the Borrowers (commencing with the Fiscal Year ended December 31, 2018) with step-downs to 25% and 0% at Consolidated Total Net Leverage Ratio levels of 2.50:1.00 and 2.00:1.00, respectively.

Mandatory prepayments of Excess Cash Flow shall be applied to the remaining scheduled installments of principal of the Initial Term Loans and loans under the Incremental Facility, including the final payment due on the maturity dates thereof, in each case, on a pro rata basis.

Restricted Payments	Section 9.6(e) of the Credit Agreement will be revised such that the Restricted Payment basket will be amended to $10,000,000 annually if the Consolidated Total Net Leverage Ratio is greater than 3.25 to 1.00 with no rollover from any prior period.
Reductions in Commitments:

The Borrowers shall pay a prepayment premium in connection with any Repricing Transaction (as defined below) with respect to all or any portion of the Incremental Facility that occurs on or before the date that is six (6) months after the First Amendment Effective Date, in an amount equal to 1.00% of the aggregate principal amount of the Incremental Facility subject to such Repricing Transaction. No prepayment premium shall be required in connection with any prepayments made after the date that is six months after the First Amendment Effective Date.

The term “Repricing Transaction” shall mean (i) any prepayment or repayment of the Incremental Facility with the proceeds of, or any conversion of the Incremental Facility into, any new incurrence or issuance of Indebtedness the primary purpose of which is to bear interest with an “effective yield” that is less than the yield applicable to the Incremental Facility and (ii) any amendment to the Incremental Facility the primary purpose of which is to reduce the yield applicable to the Incremental Facility (it being understood that (x) any prepayment premium with respect to a Repricing Transaction shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank procedures, (y) in each case, the yield shall exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of term loans) and (z) no prepayment premiums shall be due in the case of a refinancing of the Incremental Facility in connection with a transformative acquisition or in connection with a “change of control” transaction or initial public offering of the Borrowers’ equity interests.

ANNEX B

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Conditions Annex is attached.

Closing of the Amendment and the making of the extensions of credit under the Incremental Facility will be subject solely to the satisfaction or waiver of the conditions specified under the caption “Conditions to Commitment” of the Commitment Letter and the following additional conditions (subject to the Certain Funds Provisions (as defined below):

(a) The Administrative Agent shall have received a copy of the Amendment on the terms set forth in the Term Sheet duly executed by each of the Credit Parties, the Administrative Agent, the Required Lenders and the Incremental Lenders.

(b) No Default or Event of Default shall exist as of the date that the Merger Agreement is executed and no payment or bankruptcy Event of Default shall exist on the Amendment Closing Date.

(c) The Acquisition shall be consummated substantially concurrently with the making of the Incremental Facility on the Amendment Closing Date pursuant to and in accordance with the terms of the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof that are material and adverse to the Commitment Parties unless it is approved by the Commitment Parties; provided that any changes to the definition of “Material Adverse Effect” will be deemed to be material and adverse to the Commitment Parties; provided, further, that the following shall not be deemed to be materially adverse to the interests of the Commitment Parties: (i) any increase in acquisition consideration unless funded with additional indebtedness and (ii) any decrease in acquisition consideration if such decrease is less than 10% of total acquisition consideration and is applied to reduce the loans under the Incremental Facility and/or the Revolving Credit Loans (as reasonably determined by the Lead Arrangers) on a ratable basis. The Administrative Agent shall have received a certificate of a Responsible Officer of each Borrower certifying as true and complete, copies of the Merger Agreement, together with all exhibits and schedules thereto.

(d) Since March 31, 2017, there shall not have been any Company Material Adverse Effect (as defined in the Merger Agreement).

(e) The Administrative Agent shall have received all fees due and payable thereto or to any Lender on or prior to the Amendment Closing Date and all other amounts due and payable pursuant to the Commitment Letter or the Fee Letter on or prior to the Amendment Closing Date.

(f) The Lead Arrangers shall have received (i) audited financial statements for the Acquired Company for the three fiscal years most recently ended at least 90 days prior to the Amendment Closing Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Company for each fiscal quarter ended at least 45 days prior to the Amendment Closing Date (other than any fiscal fourth quarter), and (iii) pro forma consolidated balance sheet and related statement of income for the Borrowers and their subsidiaries for the four-quarter period most recently ended at least 45 days prior to the Amendment Closing Date (or 60 days for the fiscal quarter ending June 30, 2017) giving pro forma effect to the Transactions, it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrowers. The Lead Arrangers acknowledge receipt of the audited financial statements for the Acquired Company responsive to clause (i) above for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and unaudited consolidated financial statements for the Acquired Company responsive to clause (ii) above for the fiscal quarter ended March 31, 2017.

(g) The Administrative Agent shall have received for each Credit Party customary closing certificates in form and substance consistent with those certificates that were delivered on the original closing date of the Credit Agreement (the “Closing Date”), in each case, after giving effect to the Transactions.

(h) The Administrative Agent shall have received customary opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, in form and substance consistent with those opinions that were delivered on the Closing Date or otherwise reasonably satisfactory to the Administrative Agent.

(i) The Administrative Agent shall have received, subject to the Certain Funds Provision, all documents and instruments required for perfection of security interests in the Collateral.

(j) At least two (2) Business Days prior to the Amendment Closing Date, the Borrowers and the other Credit Parties will have provided to the Administrative Agent the documentation and other information to the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer”, anti-money laundering rules and regulations and Canadian Anti-Money Laundering & Anti-Terrorism Legislation, to the extent such information has been requested not less than eight (8) Business Days prior to the Amendment Closing Date (in each case, in a manner consistent with the documentation and information provided on or before the Closing Date in connection with the closing of the Credit Agreement).

(k) The Borrowers shall provide the Lead Arrangers with a period of fifteen consecutive business days (provided that, if such consecutive business day period has not ended prior to August 18, 2017, then it shall not commence until September 5, 2017) following the receipt of a confidential information memorandum (in form and substance consistent with the confidential information memorandum provided on or before the Closing Date in connection with the closing of the Credit Agreement) prior to the Amendment Closing Date to syndicate all or a portion of the Commitment Parties’ commitments under the Commitment Letter.

(l) The Borrowers shall use commercially reasonable efforts to obtain, at the Borrowers’ expense, (i) a current corporate rating from S&P, (ii) a current corporate family rating from Moody’s and (iii) a current rating with respect to the Incremental Facility from each of S&P and Moody’s, in each case, prior to the commencement of the general syndication of the Commitment Parties’ commitments under the Commitment Letter, and to participate actively in the process of securing such ratings, including having senior management of the Borrowers and (to the extent reasonable and practical) using commercially reasonable efforts to cause appropriate members of management of the Acquired Company meet with such rating agencies.

(m) The Administrative Agent shall have received a certificate, in form and substance consistent with the certificate delivered on the Closing Date, and certified as accurate by the chief financial officer, treasurer or controller of the Parent, that after giving effect to the Transactions, the Credit Parties and Subsidiaries thereof on a Consolidated basis are Solvent.

Notwithstanding anything in this Annex B, the Commitment Letter, the Fee Letter, the Amendment, the Credit Agreement or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to the Borrowers and their subsidiaries (including the Acquired Company) the accuracy of which shall be a condition to the availability of the Incremental Facility on the Amendment Closing Date shall be (i) such of the representations made by or on behalf of the Acquired Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that a Borrower or any of its affiliates has the right (without regard to notice or lapse of time or both) to terminate its obligations under the Merger Agreement or decline to consummate the transactions contemplated by the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Company Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Amendment shall be in a form such that they do not impair availability of the Incremental Facility on the Amendment Closing Date if the conditions set forth in under “Conditions to Commitment” in the Commitment Letter and in this Annex B are satisfied or waived; it being understood that (I) to the extent a lien on any Collateral (as defined in the Credit Agreement) (other than a lien that may be perfected by the filing of a Uniform Commercial Code financing statement or by possession of certificates representing capital stock or other certificated security, together with transfer powers therefor) is not provided on the Amendment Closing Date after your use of commercially reasonable efforts to do so, the perfection of such Collateral shall not constitute a condition precedent to the availability of the Incremental Facility on the Amendment Closing Date but shall be required to be delivered not later than 45 days (which may be extended by the Administrative Agent) after the Amendment Closing Date pursuant to arrangements to be mutually agreed and (II) nothing in the preceding clause (a) shall be construed to limit the applicability of the other individual conditions expressly listed in this Annex B. For purposes hereof, “Specified Representations” means the representations and warranties with respect to the Borrowers and their subsidiaries in the Loan Documents relating to legal existence, good standing, corporate power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the Loan Documents, the enforceability of the Loan Documents, the creation, validity and perfection of security interests in the Collateral (subject to clause (b)(I) above), Solvency after giving effect to the Transactions, no conflicts with the Borrowers’ and their subsidiaries’ charter documents, Federal Reserve margin regulations, sanctions, anti-terrorism and anti-money laundering (including OFAC, the FCPA, the UK Bribery Act 2010 and other similar applicable anti-corruption legislation in other jurisdictions), the Investment Company Act, PATRIOT Act and the status of the Incremental Facility as senior debt (if applicable). For the avoidance of doubt, the foregoing provisions of this paragraph are sometimes referred to as the “Certain Funds Provisions”.